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                                                       Start Date: June 28, 2001


Rajiv Samant
12 West Brother Drive
Greenwich, CT 06830



RE:      Letter Agreement of Employment


This will confirm our offer of employment and the terms of your employment by Register.com, Inc. (the "Company" or "Employer").

         1. Position and Duties. You will be employed by the Company as an "at will" employee, with the title of Chief Operating Officer. Your duties will be as directed by the Chief Executive Officer, and you will report directly to the Chief Executive Officer of the Company. You will devote your full business time to your duties to the Company, provided, however, that you may devote time to charitable and personal investment activities as well as to serving on corporate boards of directors, as long as such activities are non-competitive to the business of the Company, and do not interfere in the performance of your duties to the Company. In addition, you must obtain prior written approval from the Company before serving on corporate boards.

         2. Base Salary. You will be paid a base salary at the annual rate of $250,000, payable on a bi-weekly basis, less applicable withholdings, based upon full time employment with the Company and commencing on the date you start your full time employment.

         3. Senior Executive Bonus. You will be eligible to receive an annual senior executive bonus payable in February of each year based upon the Company's performance against Company goals, as reasonably determined in good faith by the Company, for the previous calendar year. Such goals shall be set no later than the end of the first quarter of each calendar year during your employment after 2001. The value of the bonus for any particular year will be up to $150,000, payable 50% in cash and 50% in fully-vested shares of common stock of the Company which will be issued subject to the terms and conditions of a stock issuance agreement which you must sign as a condition of receiving the shares. The bonus to be paid in February of 2002, if any, will be pro-rated to reflect the portion of service for calendar year 2001. For example, if you begin employment on July 1, 2001, the maximum potential value of any bonus you may receive for calendar year 2001 is $75,000. You must be actively employed by the Company at such time to receive the senior executive bonus awarded to you. The senior executive bonus is subject to applicable withholdings.

         4. Review. You will be reviewed annually during January or February of each year during your employment. Your base salary, senior executive bonus potential and fringe benefits


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shall not be reduced below the levels afforded to you at the start of your employment unless all senior executives undergo substantially equivalent reductions.

         5. Vacation and Benefits Packages. You will be eligible to participate in the Company's standard vacation and benefit packages and all subsequent revisions thereto as in effect from time to time. In no event, however, shall you receive less than three weeks of vacation for every year that you work. Therefore, your vacation allowance will accrue at the rate of 1.25 days per month.

         6. Medical Insurance. You and your immediate family will be eligible to participate in the firm's current medical insurance program immediately upon your start date.

         7. Stock Options. Subject to approval of the Compensation Committee of the Board of Directors, you shall receive the right (the "Option") to purchase 350,000 shares of common stock of the Company (the "Option Shares") at the closing price of the Company's common stock on NASDAQ on the day the Compensation Committee approves the grant. The Option shall be granted under the terms set forth in the Stock Option Agreement which shall be substantially in the form attached hereto as Exhibit A. The Option shall not vest nor be exercisable until six months from the date that you commence full time employment with the Company (the "Blackout Period"). At the expiration of the Blackout Period, the Option shall vest and become exercisable in forty two (42) monthly installments, according to the following schedule: eight thousand three hundred thirty four (8,334) of the Option Shares in each of the first forty one
(41) monthly installments, and eight thousand three hundred and six (8,306) of the Option Shares in the final monthly installment, as long as you remain employed by the Company on such vesting dates. The Option is subject to the standard terms and conditions of the Company's 2000 Stock Incentive Plan; however, you understand that a portion of your stock options will most likely be treated as non-qualified stock options (NQSOs). In the event you are terminated without Cause, as defined below, or resign with Good Reason, as defined below, within one year following a Change in Control, as defined in the Stock Option Agreement, the Option shall accelerate, vest and become exercisable as if you had continued to be employed for a six-month period subsequent to the date of such termination or resignation.

         8. Restricted Stock Grant. Subject to approval of the Compensation Committee of the Board of Directors, as of your start date you will be given the opportunity to purchase, under our 2000 Stock Incentive Plan, a number of shares of Company common stock equal to $200,000.00 divided by the closing price of our stock on NASDAQ on your start date (the "Restricted Stock"). (The number of shares will be rounded up, if necessary, to avoid the issuance of fractional shares.) The purchase price will be equal to the par value of the shares. These shares will be purchased subject to the Company's right to repurchase at the purchase price which will expire on the third anniversary of your start date assuming you are still employed by us on that date. This stock purchase will be subject to the terms and conditions of a Stock Issuance Agreement, substantially in the form attached hereto as Exhibit B, which you must sign as a condition of receiving the shares. In exchange for an executed Promissory Note substantially in the form attached hereto as Exhibit C, the Company will also loan you the amount set forth in the Promissory Note, assuming you timely file an election under Section 83(b) of the Internal Revenue Code in connection with the Restricted Stock grant. The Company shall forgive the principal and interest due under the Promissory Note in three equal annual


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installments, commencing on the first anniversary of your start date, provided you remain employed by the Company on such dates. The unpaid principal and interest due under the Promissory Note shall be forgiven in full should your employment be terminated by the Company without Cause, as defined below, or by you with Good Reason, as defined below.

         9. Employment Relationship. This Is Not A Contract of Employment for a Specified Term. Notwithstanding any provision of this letter agreement, either you or the Company can terminate our employment relationship at any time with or without cause. Advance notice by either party is to be given to the other party according to the following schedule:

            During the first three (3) months
               of your employment                           Fifteen (15) days
            After three (3) months of employment            Thirty (30) days

provided, however, the Company shall not be required to provide any prior notice where your employment is being terminated for "Cause." In the event your employment terminates pursuant to this section, the Company may elect to pay you your salary and benefits in lieu of all or part of actual notice. For purposes of this letter agreement, "Cause" is defined as (i) your material breach of the terms of this letter agreement or your Proprietary Information, Inventions and Non-Solicitation Agreement; (ii) your commission of any felony or conviction of any crime not a felony involving moral turpitude, provided that commission of a crime not a felony involving moral turpitude shall constitute Cause if the act or acts committed cause material injury to the Company; (iii) your breach of a fiduciary duty or material policy of the Company; (iv) your commission of a dishonest act or common law fraud against the Company; (v) gross negligence or willful misconduct in connection with your position, (vi) your continual failure or refusal to perform any duties reasonably required in the course of your employment as Chief Operating Officer (and/or President and/or Chief Executive Officer); (vii) your refusal to take or fail to satisfactorily to complete any screening test for illegal drugs and controlled substances that may be administered; or (viii) your engagement in misconduct in bad faith which is materially injurious to the Company. The Company will give you thirty (30) days' written notice and opportunity to cure on one occasion prior to any termination for Cause for grounds specified in (vi) above.

         10. Severance. Notwithstanding that your status would be as an at-will employee, in the event the Company terminates your employment without Cause, or you resign for "Good Reason" as defined below, at any time following the start date of your employment, and contingent upon your executing and delivering to the Company a general waiver and release, (a) the Company's right to repurchase the Restricted Stock shall lapse as to a certain number of shares of Restricted Stock, calculated as follows (the number of shares will be rounded up, if necessary, to avoid determinations involving fractional shares): (i) if such termination without Cause or resignation with Good Reason occurs during the first six months of your employment, it shall lapse as to the total number of

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shares of Restricted Stock multiplied by a number equal to the sum of the number of full months you have been employed plus six divided by 36; (ii) if such termination without Cause or resignation with Good Reason occurs between six and twelve months after your start date, it shall lapse as to one-third of the total number of shares of Restricted Stock; and (iii) if such termination without Cause or resignation with Good Reason occurs on or after the first anniversary of your start date, it shall lapse as to the total number of shares of Restricted Stock multiplied by a number equal to the number of full months you have been employed divided by 36; and (b) you will be eligible to receive the base salary in effect at the time of such termination or resignation for a period of six (6) months from the effective date of such termination or resignation according to the Company's normal payroll schedule. For the purposes of this letter agreement, "Good Reason" is defined as (i) a change in your reporting relationship so that you are required to report to anyone other than the Chief Executive Officer, the Company's Board of Directors and/or a committee thereof; (ii) a change in your title to other than President and/or Chief Executive Officer; (iii) a relocation of your worksite to a location 50 miles or more from its current location; (iv) a reduction in your base salary, bonus potential or benefits, unless all other senior executives undergo substantially equivalent reductions; or (v) the Company does not grant you the Option or the Restricted Stock within 30 days of the start of your employment hereunder. You must give the Company thirty (30) days' written notice and opportunity to cure prior to any resignation for Good Reason for grounds specified in (i) through
(iv) above.

         11. PINN Agreement. Your employment is contingent upon your signing a counterpart of this letter agreement and executing and delivering the Proprietary Information, Inventions and Non-Solicitation Agreement in the form attached hereto as Exhibit D.

         12. Governing Law. This letter agreement will be governed by the laws of the State of New York, without reference to any conflicts of law principles, and any action, suit or proceeding arising under or out of this agreement or any of the transactions or relationships contemplated hereby will be resolved solely in the state or federal courts located in New York County in the State of New York. We both hereby submit to the jurisdiction of such court for such purpose.

         13. Complete Understanding. This letter represents your complete understanding of the terms of employment that have been offered to you and you are not relying on any discussions or agreements outside of this letter, other than as indicated above. In addition, to the extent that any of the terms in the Stock Issuance Agreement, Stock Option Agreement or Promissory Note are inconsistent with the terms of this letter, the terms of this letter shall control. Changes in the terms of your employment may be accomplished only through a document signed by you and the Chief Executive Officer.

         14. Duration of Offer. The offer outlined herein expires if not accepted in writing by countersignature below and delivery to the Company on or prior to 9 A.M. Eastern Standard Time on June 11, 2001.


         15. If the above accurately reflects our agreement, kindly so signify by signing the enclosed copy of this letter in the space provided below and returning it to the undersigned.


Rajiv Samant                              Register.com, Inc.

/s/ Rajiv B. Samant                       /s/ Richard D. Forman